Exhibit 99.1

      BioSource International, Inc. Announces Fourth Quarter and
                   Full Year 2003 Financial Results

    CAMARILLO, Calif.--(BUSINESS WIRE)--Feb. 26, 2004--BioSource
International, Inc. (Nasdaq:BIOI), announced today its operating results for the fourth quarter and year ended December 31, 2003.

    Results for the three months ended December 31, 2003:

    Net sales for the quarter ended December 31, 2003 were $ 10.7 million, an increase of $836,000, or 8.5% compared to net sales for the quarter ended December 31, 2002. The Company's revenues benefited by a $571,000 positive impact of foreign exchange for the quarter ended December 31, 2003 when compared to the quarter ended December 31, 2002.
    For the three months ended December 31, 2003, sales of the Company's Signaling product lines grew 24% compared to the prior year quarter, from $1,900,000 to $2,400,000. The Company's sales growth in its Cytokine product lines for the quarter was 13%, growing from $4,400,000 to $5,000,000. The Company's sales in its Custom product lines decreased 5% from the comparable prior year quarter, $3,500,000 to $3,400,000.
    Subsequent to the November 2003 hiring of Mr. Terrance J. Bieker, the Company's new President and Chief Executive Officer, the Company has evaluated its core capabilities and the markets it serves and developed a three-year plan. "This process has resulted in a more defined and focused approach to building long term investor value," stated Mr. Bieker.
    "Our capabilities and strengths in developing and distributing our traditional cytokine ELISA's and our market leadership position in our newer signal transduction Phospho ELISA product line provide the growth momentum into which we will be focusing our future primary efforts and spending," stated Mr. Bieker. "The products directly related to these assays, including antibodies, proteins, and sera & media will be sold as complimentary products to provide our customers with a complete solution for the research of the disease process through cellular pathways inside and outside the cell."
    "Our customers are the foundation for our future growth and success," said Mr. Bieker. "We have made significant changes to the way we serve our customer and manage our business. We have reduced our costs of manufacturing, realigned our R & D investment toward high volume cellular pathway assay kits and focused our methods of market access. With these changes, we feel that a focused customer and revenue driven strategy is the key to long-term BioSource success. In the past we positioned ourselves to be a single source of all biological needs to all customers. Today we have focused on the high-volume testing customer and on providing them a complete solution of cellular pathway test kits and directly related biologicals."
    As a result of this focused strategic direction, certain assumptions related to fixed, working and human assets were evaluated and changed. With a more focused approach on assay kits and the directly related product lines, other non-strategic products were discontinued. Accordingly, in the fourth quarter of 2003, approximately $250,000 of catalog products were discontinued and $1 million of inventoried products were evaluated and scrapped or fully reserved. Additionally, $130,000 of employee severance costs and $325,000 related to the recruitment and hiring of its new Chief Executive Officer in November 2003 are included in the fourth quarter 2003 general and administrative expenses. In the quarter ended December 31, 2003, the Company also incurred a long-lived asset impairment charge of $341,000 related to the sale or disposition of certain fixed assets primarily related to the Company's oligonucleotide division.
    The Company incurred a net loss for the fourth quarter of $1,417,000 compared to net income of $46,000 for the comparable quarter in 2002.
    Gross profit margin was 37% for the three months ended December 31, 2003 and 54% for the three months ended December 31, 2002. The Company's margin decrease was primarily due to the above mentioned discontinued or reserved inventory. Also contributing to this margin decrease were lower margins in the Company's custom product lines particularly its oligonucleotide division. Steps have been taken in the fourth quarter to reduce the Company's cost of manufacturing in its custom product lines.
    Research and development expense for the three months ended December 31, 2003 and 2002 was $1.5 million and $1.8 million and represented 14% and 18% of sales, respectively. The decrease of approximately $350,000 reflects the Company's efforts to align investment to its core capabilities and new strategic direction.
    Selling, marketing and administrative expenses were $4.4 million for the three months ended December 31, 2003 and $3.7 million for the three months ended December 31, 2002 representing 41% and 37% of sales, respectively. G&A expenses were approximately $600,000 higher in the three months ended December 31, 2003 when compared to the three months ended December 31, 2002, due primarily to the above mentioned severance costs and charges related to the recruiting and hiring of the Company's new CEO. Also contributing was an increase in reserves for accounts receivable. Sales and marketing expenses increased approximately $130,000 in the fourth quarter of 2003, compared to the fourth quarter of 2002 due primarily to increases in personnel costs. The Company anticipates a continued increased investment in its sales and marketing, but will manage this investment in line with anticipated 2004 revenue growth.

    Results for the year ended December 31, 2003:

    Net sales for the year ended December 31, 2003 were a record $44.1 million, an increase of $4 million or 10% compared to net sales for the year ended December 31, 2002. In 2003, the Company's revenues benefited by a $2,082,000 positive impact of foreign exchange when compared to 2002.
    For the year ended December 31, 2003, sales of the Company's Signaling product lines grew 31% compared to the comparable prior year period, from $6,900,000 to $9,100,000, The Company's sales growth in its Cytokine product lines for the year ending December 31, 2003 was 10%, growing from $18,200,000 to $20,100,000. The Company's sales in its Custom product lines remained flat compared to the comparable prior year period at $14,900,000.
    In addition to the $2.0 million of fixed, working and human asset expenses mentioned above that were incurred in the fourth quarter of 2003; an additional $235,000 was incurred in the third quarter as a result of the resignation of the previous CEO in September. Consequently, the Company incurred a net loss for its fiscal year 2003 of $1,070,000 compared to net loss of $1,052,000 for the comparable period in 2002.
    In 2002 the Company recognized a non-cash charge, net of applicable income taxes, of $2,447,000, representing the cumulative effect of a change in accounting principle resulting from the implementation of Financial Accounting Standard 142, Accounting for Goodwill and Other Intangible Assets.
    Gross profit margin was 50% for the year ended December 31, 2003 and 56% for the year ended December 31, 2002. The Company's margin decreased 6% due, in part, to the above mentioned fourth quarter discontinued or reserved inventory and to general increases in the Company's scrap and obsolescence, all primarily related to the shift in strategic direction. Also contributing to this full year margin decrease were lower margins in the Company's custom product lines. Specific steps have been taken to reduce our cost of manufacturing in the custom product lines and we are projecting to see an improvement in consolidated gross profit margin in 2004.
    Research and development expense for the year ended December 31, 2003 and 2002 were $7.0 million and $6.2 million and represented 16% and 15% of sales, respectively. The increase in research and development expenses for the year ended December 31, 2003 when compared to the prior year period reflects the Company's increased expenses for additional personnel and materials in the cytokine and signal transduction research areas. For the year, the Company increased R & D spending by 13% and expects, with the focus on cellular pathway assays and related biologicals, to keep 2004 spending in line with 2003 spending levels. This total investment in the Company's research capabilities has resulted in the commercialization of high quality, novel products which have produced increased sales in both the Cytokine and Signaling product lines.
    Selling, marketing and administrative expenses were $16.1 million for the year ended December 31, 2003 and $14.3 million for the year ended December 31, 2002, representing 37% and 36% of sales, respectively. Excluding the charges of $690,000 related to the costs incurred in connection with the resignation of our former CEO and the and hiring of our current CEO and other severance costs mentioned above, SG&A as a percentage of sales for 2003 would have been 35%. In the year ended December 31, 2003, our G&A expenses, excluding the charges of $690,000, increased approximately $250,000 compared to 2002, due primarily to increases in general office costs, consulting fees and reserves for accounts receivable. Our sales and marketing expenses for the year ended December 31, 2003 increased approximately $950,000 when compared to the year ended December 31, 2002 due primarily to increased personnel costs.
    The Company is recognizing an income tax benefit of $884,000 for the year ended December 31, 2003. The Company's income taxes have and may continue to fluctuate in the future depending on a number of factors, including the ability to use its deferred tax assets as of December 31, 2003. The Company believes it is more likely than not that it will be able to use those assets. In addition, the Company continues to benefit from R & D and other tax credits which when, applied to income levels for the periods presented, is resulting in effective tax rates lower than the current applicable federal and state statutory rates.
    Mr. Bieker sees BioSource over the next three years as "... a global leader in the development and commercialization of cellular pathway assays and related biologicals for the research of disease." He further adds that "We intend to differentiate and to build value by leading certain high volume test markets, creating superior customer support and annually and consistently improving financial performance. For 2004, we are projecting a total sales growth of 8 to 10% and a minimum EBITDA of $3.0 million. Our goal is to achieve consistent improvement in revenue and EBITDA over the next three years. Building shareholder value through increased financial performance is a high priority for this Company."
    The Company will conduct a conference call today, Thursday, February 26, 2004 at 10:00 A.M. Pacific Time. All interested parties may call 800-299-7635. The code number is 24199362 to participate in the call. In addition, the Company will be web casting the conference call. You can participate by going to our website at www.biosource.com and entering the investor relations' portion of the website.

    BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

    This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of the forward-looking statements contained in this press release may include, without limitation, our projections with respect to its sales growth and EBITDA (or earnings before interest, taxes, depreciation and amortization) calculation. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

           BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
      Three and Twelve Months Ended December 31, 2003 and 2002
            (Amounts in thousands, except per share data)
                             (Unaudited)

                                       Three Months   Twelve Months
                                            Ended          Ended
                                        December 31,   December 31,
                                        2003    2002    2003    2002

Net sales                            $10,717   9,881  44,094  40,055
Cost of sales                          6,740   4,580  21,900  17,689
    Gross profit                       3,977   5,301  22,194  22,366

Operating expenses:
    Research and development           1,478   1,825   7,007   6,187
    Sales and marketing                2,234   2,100   9,298   8,339
    General and administrative         2,187   1,590   6,851   5,916
    Long-Lived Asset Impairment          341       -     341       -
    Amortization of intangibles          140     160     575     641
         Total operating expenses      6,380   5,675  24,072  21,083
Operating income (loss)               (2,403)   (374) (1,878)  1,283

Interest income, net                       2      31      27     113
Other income (expense), net               (3)     19    (103)     10
Income (loss) before income taxes     (2,404)   (324) (1,954)  1,406
Income tax expense (benefit)            (987)   (370)   (884)     11
        Income (loss) before
         cumulative effect of
          accounting change           (1,417)     46  (1,070)  1,395
Cumulative effect of accounting
 change (net of applicable
     income taxes of $1,500)               -       -       -  (2,447)
Net income (loss)                    $(1,417)     46  (1,070) (1,052)

Net income (loss) per share before
 accounting change:
    Basic                            $ (0.15)   0.00   (0.11)   0.14
    Diluted                          $ (0.15)   0.00   (0.11)   0.14

Net income (loss) per share:
    Basic                            $ (0.15)   0.00   (0.11)  (0.11)
    Diluted                          $ (0.15)   0.00   (0.11)  (0.10)

Shares used to compute per share
 amounts:
    Basic                              9,359   9,660   9,403   9,787
    Diluted                            9,359  10,052   9,403  10,189



            BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Amounts in thousands)

                                                     December December
                                                        31,    31,
                                                        2003     2002
                       ASSETS
Current assets:
   Cash and cash equivalents                        $  3,297    5,941
   Accounts receivable, less allowance for doubtful
    accounts
     of $258 at December 31, 2003 and $261 at
      December 31, 2002                                6,308    6,157
   Inventories, net                                    9,074    8,880
   Prepaid expenses and other current
    assets                                               652      538
   Deferred income taxes                               2,363    1,873
                                     Total current
                                      assets          21,694   23,389

Property and equipment, net                            6,235    7,398
Intangible assets net of accumulated amortization
 of $3,230 at
  December 31, 2003 and $2,655 at December 31, 2002    5,500    6,076
Goodwill                                                 307      307
Other assets                                             519      526
Deferred tax assets                                   10,078    8,810
                                                    $ 44,333   46,506
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                 $  2,451    3,115
   Accrued expenses                                    3,227    2,910
   Deferred revenue                                      249      427
   Income tax payable                                    104      341
                                     Total current
                                      liabilities      6,031    6,793
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
 20,000,000 shares:
     issued and outstanding 9,376,860 shares at
     December 31, 2003 and 9,676,931 at December
      31, 2002
                                                           9       10
Additional paid-in capital                            42,633   44,500
Accumulated deficit                                   (4,452)  (3,382)
Accumulated other comprehensive gain (loss)              112   (1,415)
                                     Net
                                      stockholders'
                                      equity          38,302   39,713
                                                    $ 44,333   46,506



              BioSource International, Inc.
          Regulation G - Pro forma Presentation
       Reconciliation of GAAP Net Income to EBITDA

                                                           Projection
                                                              Year
                                                              Ended
                                                            31-Dec-04
GAAP
Net income (loss)                                            $324,000
Add/(subtract)
Interest                                                       (3,000)
Taxes                                                         138,000
Depreciation                                                2,040,000
Amortization                                                  524,000
EBITDA                                                     $3,023,000

    CONTACT: BioSource International, Inc.
             Charles Best, 805-383-5249
             Chief Financial Officer
             chuckb@biosource.com